EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

BULLFROG GOLD CORP.

The undersigned, President, Chief Executive Officer and Chief Financial Officer of Bullfrog Gold Corp., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent and majority shareholder consent on January 26, 2017;

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Certificate of Amendment of Certificate of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the authorization of classes and number of shares of Common Stock, par value $0.0001 per share, and Preferred Stock, par value $0.0001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to amend, authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

WHEREAS, it is the desire of the Board of Directors, other than the aforementioned amendment, to maintain all other terms and conditions of the Certificate of Incorporation as filed with the Delaware Secretary of State on July 21, 2011;

NOW, THEREFORE, BE IT RESOLVED:

FOURTH:

A.

Classes and Number of Shares.  The total number of shares of stock that the Corporation shall have authority to issue is One Billion (1,000,000,000).  The classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

1.

Seven Hundred Fifty Million (750,000,000) shares of common stock, par value $0.0001 per share; and

2.

Two Hundred Fifty Million (250,000,000) shares of preferred stock, par value $0.0001 per share.

That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 26th day of January 2017.

BULLFROG GOLD CORP.

By: /s/ David Beling

Name:  David Beling

Title:

President, Chief Executive Officer and Chief Financial Officer